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                                 [LETTERHEAD]

                               September 27, 2000


BY FEDERAL EXPRESS

Providential Holdings, Inc.
8700 Warner Avenue
Fountain Valley, CA 92708
Attention: Henry D. Fahman

         Re:      REGISTRATION STATEMENT ON FORM SB-2


Dear Mr. Fahman:

         This opinion is furnished to you in connection with a Registration Statement on Form SB-2 (Registration No. ______), (the "Registration Statement"), as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, on behalf of Providential Holdings, Inc., (the "Company"). The Registration Statement relates to total of 60,000,000 shares of common stock which are to be registered, as follows (maximum amounts): (a) 4,054,206 shares for selling shareholders; (b) 9,500,000 shares to cover the conversion of certain bridge notes (including related repricing warrants issued to such note holders entitling them to purchase shares of common stock and that provide that any decrease in the trading price of the common stock will entitle the note holders to reset the exercise price to a lower price than that which existed on the closing date); (c) 1,900,000 shares to cover the exercise of warrants issued in connection with the bridge financing; and
(d) 44,545,794 shares for sales to the public for cash, possible future acquisitions by the company of other companies and/or assets, and consulting services for the company (the "Registered Stock").

         We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion. Based upon the foregoing and upon such issues of law as we deem relevant, it is our opinion that the 60,000,000 shares of the Registered Stock will be, validly authorized when issued.

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Providential Holdings, Inc.
September 27, 2000
Page Two


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name in the Prospectus contained in the Registration Statement under the heading "Legal Matters."


                                               Best regards,

                                               STRADLING YOCCA CARLSON & RAUTH


                                               /s/      Tony Bayard de Volo
                                                  --------------------------

                                               Tony Bayard de Volo
TB:plw